SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROLINK HOLDINGS CORP.
(Name of Small Business Issuer in Its Charter)

Delaware	3990	30-0280392

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
410 South Benson Ln., Chandler, Arizona 85224
(480) 961-8800
(Address and Telephone Number
of Registrant’s Principal Executive Offices)

Lawrence D. Bain, Chief Executive Officer

PROLINK HOLDINGS CORP.
410 South Benson Ln., Chandler, Arizona 85224
(480) 961-8800
(Name, Address and Telephone Number
of Agent for Service)
With copies to:
MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C.
Chrysler Center, 666 Third Avenue, New York, New York 10017
Attention: Kenneth Koch, Esq.

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-140582
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Proposed
		maximum	Proposed maximum
Title of each class of securities to	Amount to be	offering price	aggregate offering	Amount of
be registered	registered(1)	per unit(2)	price(2)	registration fee(2)
Common stock, par value $0.0001	172,128	$1.25	$215,160	$6.61

(1)	This Registration Statement covers the sale by the selling stockholders listed in this Registration Statement of up to 172,128 shares of common stock of the Company. The Registrant previously registered the sale by selling stockholders of 13,283,248 shares of its common stock pursuant to a registration statement on Form SB-2 (File No. 333-140582), which was originally filed on February 9, 2007 and made effective on June 7, 2007.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of Registrant’s Common Stock reported on the OTC Electronic Bulletin Board on July 26, 2007. The Registrant previously paid $5.94 of the registration fee on June 19, 2007 in connection with its registration statement on Form SB-2 filed on such date.
This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE
     This registration statement (the “462(b) Registration Statement”) is being filed by ProLink Holdings Corp. (the “Company”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction C on Form SB-2, to amend and restate, in its entirety, the registration statement previously filed by the Company, pursuant to Rule 462(b), on June 19, 2007 with the Securities and Exchange Commission (the “Commission”). The contents of the registration statement on Form SB-2 (File No. 333-140582) filed by the Company with the Commission, including all exhibits thereto, which was declared effective by the Commission on June 7, 2007 (the “Initial Registration Statement”), are incorporated by reference in their entirety into, and shall be deemed a part of, this 462(b) Registration Statement.
REGISTRATION OF ADDITIONAL SECURITIES
     The Initial Registration Statement No. 333-140582 was declared effective by the Commission on June 7, 2007. The Initial Registration Statement registered 13,283,248 shares of common stock consisting of 8,450,800 shares issuable upon the conversion of the Company’s Series C Convertible Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”), and 4,832,448 shares issuable upon the exercise of common stock purchase warrants on behalf of the stockholders listed therein as Selling Stockholders (the “Selling Holders”). This 462(b) Registration Statement is being filed to register 172,128 additional shares of common stock that were issued on June 7, 2007 upon the conversion of the dividends that had accrued on the Series C Preferred Stock (the “Additional Shares”). The Company is registering the Additional Shares for sale by the Selling Holders.
     The offering of the Additional Shares by the Selling Holders will be in accordance with the “Plan of Distribution” section in the Initial Registration Statement. Except to the extent expressly set forth herein, the information in the Initial Registration Statement regarding the Selling Holders remains in effect.
     The following table sets forth the name of each Selling Holder, the number of shares of common stock beneficially owned by each Selling Holder prior to this 462(b) Registration Statement, the number of such shares registered in the Initial Registration Statement, the number of Additional Shares to be registered hereunder, the total number of shares offered and the number of shares that will be beneficially owned after the offering (assuming all shares to be offered hereunder and under the Initial Registration Statement are sold).

	Beneficial Ownership				Beneficial Ownership
	Before Offering				After Offering
		Shares Registered	Additional Shares
	Total Shares	in Initial	Being Registered	Aggregate
	Beneficially	Registration	in this 462(b)	Number of	Number of
Selling Stockholder	Owned	Statement	Registration Statement	Shares Offered	Shares	Percent
Pequot Capital Management, Inc. (1)	2,595,911	2,220,000	30,411	2,250,411	345,500	*

Ashford Capital Partners, L.P. (2)	2,813,015	2,775,000	38,015	2,813,015	0	*

Iroquois Master Fund, Ltd. (3)	503,302	277,500	3,801	281,301	222,001	*

Itasca Capital Partners, LLC (4)	45,008	44,400	608	45,008	0	*

LB I Group Inc. (5)	1,125,206	1,110,000	15,206	1,125,206	0	*

MCF Navigator Master Fund, Ltd. (6)	112,521	111,000	1,521	112,521	0	*

Nite Capital LP (7)	168,781	166,500	2,281	168,781	0	*

Patara Capital, L.P. (8)	562,603	555,000	7,603	562,603	0	*

D. Jonathan Merriman (9)	11,252	11,100	152	11,252	0	*

Steven R. Foland	11,252	11,100	152	11,252	0	*

Theresa C. Foland	11,252	11,100	152	11,252	0	*

Rockmore Investment Master Fund Ltd. (10)	392,302	277,500	3,801	281,301	111,001

Straus Partners, LP (11)	506,343	499,500	6,843	506,343	0	*

Straus-GEPT Partners, LP (12)	618,863	610,500	8,363	618,863	0	*

WPG Event Driven Multi-Strategy Overseas Fund (13)	78,460	55,500	760	56,260	22,200	*

WPG Distressed/Special Situations Overseas Fund (14)	313,841	222,000	3,041	225,041	88,800	*

Eclectic Investment Partners LP (15)	675,123	666,000	9,123	675,123	0	*

	Beneficial Ownership				Beneficial Ownership
	Before Offering				After Offering
		Shares Registered	Additional Shares
	Total Shares	in Initial	Being Registered	Aggregate
	Beneficially	Registration	in this 462(b)	Number of	Number of
Selling Stockholder	Owned	Statement	Registration Statement	Shares Offered	Shares	Percent
Andrew T. Hansel	56,260	55,500	760	56,260	0	*

Stephen A. Hansel	112,521	111,000	1,521	112,521	0	*

Noble Special Situation Fund (16)	281,301	277,500	3,801	281,301	0	*

Noble International Investments, Inc. (17)	88,733	88,733	0	88,733	0	*

Lewis Opportunity Fund, LP (18)	1,495,487	1,278,000	17,487	1,295,487	200,000	*

LAM Opportunity Fund, Ltd. (19)	223,541	220,500	3,041	223,541	0	*

David Smith	1,123,685	1,110,000	13,685	1,123,685	0	*

Merriman Curhan Ford & Co. (20)	518,315	518,315	0	518,315	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Shares beneficially owned by Pequot Capital Management, Inc. represents 345,500 shares of common stock held of record by Pequot Scout Fund, L.P., shares of common stock issued upon conversion of Series C Preferred Stock of which 830,726 shares are held of record by Pequot Scout Fund, L.P. and 679,685 shares are held of record by Pequot Mariner Master Fund, L.P. and shares of common stock underlying warrants to purchase common stock of which 407,000 shares are held of record by Pequot Scout Fund, L.P. and 333,000 shares are held of record by Pequot Mariner Master Fund, L.P. Pequot Capital Management, Inc. which is the Investment Manager/Advisor to the above named funds exercises sole dispositive, investment and voting power for all the shares. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except for his pecuniary interest. Pequot Capital Management, Inc. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(2)	Theodore H. Ashford, Chairman and CEO of Ashford Capital Management, and Theodore H. Ashford III, President of Ashford Capital Management, have the power to vote or dispose of the shares held by Ashford Capital Partners, L.P.

(3)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund, Ltd. Mr. Silverman disclaims beneficial ownership of the shares.

(4)	Michael S. Wallace has the power to vote or dispose of the shares held by Itasca Capital Partners, LLC.

(5)	Steven Fleisig has the power to vote or dispose of the shares held by LB I Group Inc. LB I Group Inc. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, if had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(6)	Michael Grant, Portfolio Manager of MCF Navigator Master Fund, Ltd., Stephen H. Leist COO of MCF Asset Management, LLC, and John Hiestand CFO of MCF Asset Management, LLC, have the power to vote or dispose of the shares held by MCF Navigator Master Fund, Ltd. MCF Navigator Master Fund, Ltd. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(7)	Keith A. Goodman is the Manager of the General Partner of Nite Capital LP, and has the power to vote or dispose of the shares held by Nite Capital LP.

(8)	Ozarslan Tangun and Berke Bakay have the power to vote or dispose of the shares held by Patara Capital, L.P.

(9)	D. Jonathan Merriman is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(10)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common Stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common Stock and neither of such persons has any legal right to maintain such authority.

(11)	Melville Straus has the power to vote or dispose of the shares held by Straus Partners, LP.

(12)	Melville Straus has the power to vote or dispose of the shares held by Straus-GEPT Partners, LP.

(13)	Daniel Vandivort has the power to vote or dispose of the shares held by WPG Event Driven Multi-Strategy Overseas Fund.

(14)	Daniel Vandivort has the power to vote or dispose of the shares held by WPG Distressed/Special Situations Overseas Fund.

(15)	Andrew T. Hansel has the power to vote or dispose of the shares held by Eclectic Investment Partners LP.

(16)	Nico Pronk has the power to vote or dispose of the shares held by Noble Special Situation Fund. Noble Special Situation Fund is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(17)	Nico Pronk has the power to vote or dispose of the shares held by Noble International Investments, Inc. Noble International Investments, Inc. is a registered broker-dealer that received its shares as compensation for investment banking services.

(18)	William A. Lewis IV has the power to vote or dispose of the shares held by Lewis Opportunity Fund, LP. Lewis Opportunity Fund, LP is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(19)	William A. Lewis IV has the power to vote or dispose of the shares held by LAM Opportunity Fund, Ltd. LAM Opportunity Fund, Ltd. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(20)	D. Jonathan Merriman has the power to vote or dispose of the shares held by Merriman Curhan Ford & Co. Merriman Curhan Ford & Co. is a registered broker-dealer that received its shares as compensation for investment banking services.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this 462(b) Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in Chandler, Arizona on July 27, 2007.

PROLINK HOLDINGS CORP.

Date: July 27, 2007	By:	/s/ Lawrence D. Bain

Lawrence D. Bain, Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

*		July 27, 2007
Steven D. Fisher	Chairman of the Board

*		July 27, 2007
Lawrence D. Bain	Chief Executive Officer and Director

*		July 27, 2007
Michael S. Browne	Chief Financial Officer, Chief
Operating Officer and Principal
Accounting Officer

*		July 27, 2007
Jay Wolf	Director

*		July 27, 2007
Robert Ellin	Director

*		July 27, 2007
Barry I. Regenstein	Director

*		July 27, 2007
Andrew Wing	Director

*		July 27, 2007
William D. Fugazy, Jr.	Director

* /s/ Lawrence D. Bain
Attorney-in-Fact

EXHIBIT INDEX
     All exhibits filed with or incorporated by reference in Registration Statement No. 333-140582 are incorporated by reference into, and shall be deemed a part of, this Registration Statement, except the following which are filed herewith:

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of counsel as to legality of the securities being registered

23.1	Consent of Hein & Associates LLP, independent auditors

23.2	Consent of Semple, Marchal & Cooper, LLP

23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (Included in opinion of counsel filed as Exhibit 5.1)